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DOLLAR GENERAL REPORTS INCREASED JUNE SALES; OPENS 67 NEW STORES; OPENS FIRST STORES IN ARIZONA

GOODLETTSVILLE, Tenn. – July 8, 2004 – Dollar General Corporation (NYSE: DG) today reported total retail sales for the June five-week period ended July 2, 2004, equaled $715.6 million compared with $649.7 million last year, an increase of 10.1 percent. Same-store sales for the June period increased 2.3 percent.  The average customer purchase in June was approximately $8.43 compared to $8.39 in the same period last year. Customer transactions in same-stores increased approximately 2.1 percent.

June sales by major merchandise category were as follows:

	FY 2004	FY 2003	Est. Same-Store
	Percent of Sales	Percent of Sales	Sales Change
Highly Consumable	64%	63%	+5%
Seasonal	16%	16%	0%
Home Products	11%	12%	-6%
Basic Clothing	9%	9%	+1%

For the nine weeks ended July 2, 2004, Dollar General total retail sales increased 11.0 percent to $1.3 billion from $1.2 billion for the nine weeks ended July 4, 2003.  Same-store sales for the nine-week period increased 3.0 percent.

For the 22 weeks ended July 2, 2004, Dollar General total retail sales increased 11.2 percent to $3.0 billion from $2.7 billion for the 22 weeks ended July 4, 2003.  Same-store sales for the 22 weeks increased 3.1 percent.

New Store Openings

The Company opened 65 Dollar General stores in 24 states during the five-week period ended July 2, 2004. The 65 newest Dollar General store locations include nine in Wisconsin; eight in Texas, five in North Carolina, four in Arizona, three each in Florida, Iowa, Illinois, Louisiana, New Mexico, New York and Ohio; two each in Georgia, Michigan, Tennessee, Virginia and West Virginia; and one each in Alabama, Indiana, Kentucky, Maryland, Mississippi, Oklahoma, Pennsylvania and South Carolina. The Company closed 11 Dollar General stores during the period.  The Company also opened two Dollar General Markets, one each in Tennessee and Kentucky, during the five-week period ended July 2, 2004. Year-to-date, the Company has opened 357 Dollar General stores and two Dollar General Markets and has closed 39 Dollar General stores.

About Dollar General

Dollar General is a Fortune 500® discount retailer with 7,020 neighborhood stores as of July 2, 2004.  Dollar General stores offer convenience and value to customers by offering consumable basic items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as a selection of basic apparel, housewares and seasonal items at everyday low prices.  The Company store support center is located in Goodlettsville, Tennessee. Dollar General’s Web site can be reached at www.dollargeneral.com.

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